Exhibit 99.1


                                      Ford


NEWS

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
Contact:  Media:              Equity Investment        Fixed Income Investment        Shareholder Inquiries
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          Becky Sanch         Community:               Community:                     800.555.5259 or
          313.594.4410        ---------                ---------                      313.845.8540
          bsanch@ford.com     Raj Modi                 Rob Moeller                    stockinf@ford.com
                              313.323.8221             313.621.0881
                              fordir@ford.com          fixedinc@ford.com
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FOR IMMEDIATE RELEASE
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FORD TO SELL THE HERTZ CORPORATION TO PRIVATE
EQUITY GROUP IN $15 BILLION TRANSACTION

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o  Clayton Dubilier & Rice, The Carlyle Group and Merrill Lynch Global
   Private Equity to acquire market leader in the rental car and equipment rental industries.

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DEARBORN, Mich., Sept. 12, 2005 - Ford Motor Company (NYSE: F) announced today the execution of a definitive agreement with an investor group of leading private equity firms, under which Ford will sell all of the shares of common stock of its wholly owned subsidiary, The Hertz Corporation, in a transaction valued at approximately $15 billion including debt. The acquiring investor group is composed of Clayton Dubilier & Rice, The Carlyle Group and Merrill Lynch Global Private Equity.

Under the terms of the agreement, Ford will receive $5.6 billion for the equity of Hertz.

"This transaction reinforces our commitment to strengthening our balance sheet and investing in our core automotive business," said Executive Vice President and Chief Financial Officer Don Leclair. "Hertz is a world class company with an experienced management team. We look forward to working with the new owners and intend to maintain our strong commercial relationship with Hertz."




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In connection with the transaction, Hertz plans to commence a cash tender offer for up to $2.3 billion of certain of its outstanding debt securities; certain other Hertz debt will be refinanced.

The purchase of Hertz is subject to customary conditions, including applicable regulatory approvals, and is anticipated to be completed by year end.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. acted as financial advisors to Ford, and Simpson Thacher & Bartlett LLP acted as the company's legal advisor.

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures and distributes automobiles in 200 markets across six continents. With more than 324,000 employees worldwide, the company's core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

Hertz operates the largest general use car rental business in the world and one of the largest industrial, construction and material handling equipment rental businesses in North America, based on revenues.

THIS PRESS RELEASE IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY OR EXCHANGE SECURITIES IN THE UNITED STATES, NOR IS THIS PRESS RELEASE AN OFFER TO SELL SECURITIES OR SOLICITING AN OFFER TO BUY OR EXCHANGE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE OR JURISDICTION.


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